NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: Transcontinental Realty Investors, Inc. Investor Relations (800) 400-6407 investor.relations@transconrealty-invest.com

Transcontinental Realty Investors, Inc. Reports Fourth Quarter and Full Year 2011 Results

Dallas (April 2, 2012) – Transcontinental Realty Investors, Inc. (NYSE:TCI), a Dallas-based real estate investment company, today reported results of operations for the fourth quarter ended December 31, 2011.  During the three months ended December 31, 2011, the Company reported net loss applicable to common shares of $21.3 million or $2.54 per diluted earnings per share, as compared to a net loss applicable to common shares of $27.9 million or $3.43 per diluted earnings per share for the same period ended 2010.

We had a net loss applicable to common shares of $47.4 million in 2011, which includes gain on land sales of $17.0 million and net income from discontinued operations of $8.4 million.  The prior year net loss applicable to common shares was $68.3 million, which includes loss on land sales of $15.2 million and net gain from discontinued operations of $4.7 million.

Rental and other property revenues were $114.1 million for the twelve months ended December 31, 2011.  This represents an increase of $3.8 million, as compared to the prior year revenues of $110.3 million.  This change, by segment, is an increase in the apartment portfolio of $9.6 million, offset by a decrease in the commercial portfolio of $5.8 million. Within the apartment portfolio, the same property portfolio increased by $3.3 million, the acquired properties increased by $1.5 million and the developed properties increased by $4.8 million.  The multifamily housing portfolio has continued to thrive, with effective rates and occupancy increasing.  Within the commercial portfolio, the same property portfolio decreased by $5.8 million due to an increase in vacancy, which we attribute to the current state of the economy in the commercial market.

Property operating expenses were $63.5 million for the twelve months ended December 31, 2011.  This represents an increase of $1.4 million as compared to the prior year operating expenses of $62.1 million.  This change, by segment, is an increase in the apartment portfolio of $3.3 million offset by a decrease in the land and other portfolio of $1.0 million and a decrease in the commercial portfolio of $0.9 million.  The decrease in the land portfolio was due to land sales.  Within the apartment portfolio, the same apartment properties decreased $0.2 million due to lower overall operating costs and additional repair and maintenance.  The developed apartments increased expenses by $2.4 million and the acquired properties increased expenses by $1.1 million.

Depreciation and amortization expense was $20.6 million for the twelve months ended December 31, 2011.  This represents a decrease of $1.6 million, as compared to the prior year expense of $22.2 million.  This change, by segment, is an increase in the apartment portfolio of $0.8 million offset by a decrease in the commercial portfolio of $2.4 million. Within the apartment portfolio, the same property portfolio decreased by $0.5 million, the acquired properties increased by $0.1 million and the developed properties in the lease-up phase increased by $1.2 million. Once the apartment complex is considered “stabilized”, we begin to depreciate the assets.

General and administrative expenses were $9.2 million for the twelve months ended December 31, 2011.  This represents an increase of $1.1 million as compared to the prior year expenses of $8.1 million. This change is due to an increase in administrative expenses and professional services.

The current year provision on impairment of notes receivable, investment in real estate partnerships, and real estate assets was $41.8 million. This was an increase of $19.2 million as compared to the prior year expense of $22.6 million. In the current year, impairment was recorded as an additional loss in the investment portfolio of $5.2 in apartments we currently hold, $5.3 million in commercial properties we currently hold, $22.4 million in land we currently hold, $0.4 million in impairment on our investments in unconsolidated entities, and the remainder was land sold during the current period or subsequent to year end.  The majority of the impairment losses were taken on the properties that are treated as “subject to sales contract” where, subsequent to the sale to a related party under common control, negotiations have occurred for the property ownership to transfer to the lender and estimated current property values are lower than our current basis.  In the prior year, impairment was recorded as an additional loss in the investment portfolio of $18.3 million in land we sold during the current period or subsequent to year end and $4.3 million in impairment on notes receivable.

Other income was $2.1 million for the twelve months ended December 31, 2011.  This represents a decrease of $6.3 million as compared to the prior year income of $8.4 million.  The majority of the decrease was due to revenue received in prior year from an incentive fee.

Mortgage and loan interest expense was $53.1 million for the twelve months ended December 31, 2011.  This represents a decrease of $2.1 million, as compared to the prior year expense of $55.2 million.  This change, by segment, is a decrease in the commercial portfolio of $0.2 million, a decrease in the land and other portfolio of $1.5 million and a decrease in the apartment portfolio of $0.4 million. Within the apartment portfolio, the same apartment portfolio decreased $3.3 million, the acquired properties increased by $0.3 million and the developed properties increased $2.6 million due to properties in the lease-up phase.  Once an apartment is completed, the interest expense is no longer capitalized. The decrease in the land and other portfolio was due to land sales.

Gain on land sales increased in the current year. In the current year, we sold 3,809.49 acres of land in 34 separate transactions for an aggregate sales price of $163.1 million and recorded a gain of $17.0 million. The average sales price was $42,801 per acre. In the prior year, we sold 1,227.53 acres of land in 13 separate transactions for an aggregate sales price of $23.1 million, receiving $8,984 in cash and recorded a loss of $15.1 million. The average sales price was $18,823 per acre.

Discontinued operations relates to properties that were either sold or held for sale as of the respective year end. Included in discontinued operations are a total of 13 and 22 income-producing properties as of 2011 and 2010, respectively and one held for sale as of 2011.  Properties sold in 2011 that were held in 2010 have been reclassified to discontinued operations for 2010.

About Transcontinental Realty Investors, Inc.

Transcontinental Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, hotels, shopping centers and developed and undeveloped land.  The Company invests in real estate through direct equity ownership and partnerships nationwide.  For more information, visit the Company’s website at www.transconrealty-invest.com

TRANS CONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,					
		2011		2010		2009
	(dollars in thousands, except share and per share amounts)					
Revenues:						
Rental and other property revenues (including $223 and $564 and $1,600 for the year ended 2011 and 2010 and 2009 respectively from affiliates and related parties)	$	114,087	$	110,281	$	107,286
Expenses:						
Property operating expenses (including $1,117 and $844 and $1,431 for year ended 2011 and 2010 and 2009 respectively from affiliates and related parties)		63,473		62,108		62,027
Depreciation and amortization		20,618		22,189		20,471
General and administrative (including $1,927 and $3,065 and $4,315 for the year ended 2011 and 2010 and 2009 respectively from affiliates and related parties)		9,213		8,093		10,709
Provision on impairment of notes receivable and real estate assets		41,776		22,579		42,513
Advisory fee to affiliate		9,958		11,919		11,903
Total operating expenses		145,038		126,888		147,623
Operating loss		(30,951)		(16,607)		(40,337)
Less allowance for estimated losses (including $2,097 in 2011 and $3,061 in 2010 from affiliates and related parties)						
Other income (expense):						
Interest income (including $5,624 and $4,406 and $4,280 for the year ended 2011 and 2010 and 2009 respectively from affiliates and related parties)		5,720		5,187		5,407
Other income		2,149		8,406		3,011
Mortgage and loan interest (including $1,696 and $3,345 and $2,566 for the year ended 2011 and 2010 and 2009 respectively from affiliates and related parties)		(53,133)		(55,204)		(53,638)
Loss on the sale of investments		(514)		-		-
Earnings from unconsolidated subsidiaries and investees		243		(958)		(451)
Litigation Settlement		-		-		357
Total other expenses		(45,535)		(42,569)		(45,314)
Loss before gain on land sales, non-controlling interest, and tax		(76,486)		(59,176)		(85,651)
Gain (loss) on land sales		17,011		(15,155)		6,296
Loss from continuing operations before tax		(59,475)		(74,331)		(79,355)
Income tax benefit		4,505		2,563		(76)
Net loss from continuing operations		(54,970)		(71,768)		(79,431)
Discontinued operations:						
Loss from discontinued operations		(5,428)		(3,596)		(3,742)
Gain on sale of real estate from discontinued operations		18,300		10,781		3,524
Income tax expense from discontinued operations		(4,505)		(2,515)		76
Net income (loss) from discontinued operations		8,367		4,670		(142)
Net loss		(46,603)		(67,098)		(79,573)
Net (income) loss attributable to non-controlling interest		282		(98)		(125)
Net loss attributable to Transcontinental Realty Investors, Inc.		(46,321)		(67,196)		(79,698)
Preferred dividend requirement		(1,110)		(1,073)		(1,023)
Net loss applicable to common shares	$	(47,431)	$	(68,269)	$	(80,721)
Earnings per share - basic						
Loss from continuing operations	$	(6.67)	$	(8.99)	$	(9.93)
Income (loss) from discontinued operations		1.00		0.58		(0.02)
Net loss applicable to common shares	$	(5.67)	$	(8.41)	$	(9.95)
Earnings per share - diluted						
Loss from continuing operations	$	(6.67)	$	(8.99)	$	(9.93)
Income (loss) from discontinued operations		1.00		0.58		(0.02)
Net loss applicable to common shares	$	(5.67)	$	(8.41)	$	(9.95)
Weighted average common share used in computing earnings per share		8,370,729		8,113,575		8,113,669
Weighted average common share used in computing diluted earnings per share		8,370,729		8,113,575		8,113,669
Amounts attributable to Transcontinental Realty Investors, Inc.						
Loss from continuing operations	$	(54,970)	$	(71,768)	$	(79,431)
Income (loss) from discontinued operations		8,367		4,670		(142)
Net loss	$	(46,603)	$	(67,098)	$	(79,573)

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS

		December 31, 2011		December 31, 2010
	(dollars in thousands, except share and par value amounts)			
Assets				
Real estate, at cost	$	1,069,699	$	1,074,635
Real estate held for sale at cost, net of depreciation ($1752 in 2011 and $0 in 2010)		15,015		-
Real estate subject to sales contracts at cost, net of depreciation ($7,213 in 2011 and $58,579 in 2010)		52,555		232,495
Less accumulated depreciation		(148,930)		(94,016)
Total real estate		988,339		1,213,114
Notes and interest receivable				
Performing (including $58,465 in 2011 and $66,011 in 2010 from affiliates and related parties)		79,161		71,766
Non-Performing		2,152		-
Less allowance for estimated losses (including $2,097 in 2011 and $3,061 in 2010 from affiliates		(3,942)		(4,741)
Total notes and interest receivable		77,371		67,025
Cash and cash equivalents		19,991		11,259
Investments in unconsolidated subsidiaries and investees		6,362		8,146
Other assets		68,261		85,217
Total assets	$	1,160,324	$	1,384,761
Liabilities and Shareholders' Equity				
Liabilities:				
Notes and interest payable	$	829,617	$	830,247
Notes related to assets held for sale		13,830		-
Notes related to subject to sales contracts		38,376		190,693
Stock secured notes payable		2,482		1,075
Affiliate payables		17,465		47,261
Deferred revenue (from sales to related parties)		65,607		82,841
Accounts payable and other liabilities (including $1,746 in 2011 and $1,485 in 2010 from affiliates and related parties)		51,663		49,196
		1,019,040		1,201,313
Shareholders' equity:				
Preferred Stock, Series C: $.01 par value, authorized 10,000,000 shares, issued and outstanding 30,000 shares in 2011 and 2010 respectively (liquidation preference $100 per share). Series D: $.01 par value, authorized, issued and outstanding 100,000 shares in 2011 and 2010 respectively		1		1
Common Stock, $.01 par value, authorized 10,000,000 shares; issued 8,413,669 in 2011 and 8,113,669 in 2010 and outstanding 8,413,469 in 2011 and 8,113,669 in 2010		84		81
Treasury stock at cost; 200 and 200 shares in 2011 and 2010		(2)		(2)
Paid-in capital		273,886		271,682
Retained earnings		(148,235)		(101,914)
Total Transcontinental Realty Investors, Inc. shareholders' equity		125,734		169,848
Non-controlling interest		15,550		13,600
Total equity		141,284		183,448
Total liabilities and equity	$	1,160,324	$	1,384,761

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